Exhibit 99.1

CONTACT:	Polaris Industries Inc
Investor Relations
Richard Edwards
763-513-3477
POLARIS AND HSBC RETAIL SERVICES MODIFY RETAIL CREDIT
FINANCING RELATIONSHIP

•	New Agreement maintains the income potential to Polaris while eliminating all credit risk

•	HSBC will continue to offer a consumer financing program at approximately 1,500 Polaris dealerships in the U.S.

•	Polaris’ cash deposit requirement under the previous agreement is eliminated.
MINNEAPOLIS, August 12, 2005 — Polaris Industries Inc. (NYSE:PII)(PSE:PII) announced today that it has entered into a new multi-year contract with HSBC Bank Nevada, National Association, formerly known as Household Bank (SB), N.A. (“HSBC”) under which HSBC will continue managing the Polaris private label credit card program under the StarCard label.
     The Polaris StarCard will continue to make it easy for Polaris dealers to offer their customers a convenient way to purchase Polaris vehicles, parts, garments and accessories. HSBC has aligned with Polaris to develop industry leading consumer credit programs and high impact direct marketing campaigns for acquiring new customers and retaining existing customers.
     The terms of the new multi-year agreement, executed on August 10, 2005, became effective as of August 1, 2005. The new agreement provides for income to be paid to Polaris based on a percentage of the volume of retail credit business generated. The previous agreement provided for equal sharing of all income and losses with respect to the retail credit portfolio. The new contract removes all credit and funding risk to Polaris immediately and also eliminates the need for Polaris to maintain a retail credit cash deposit with HSBC, which was $49.8 million at June 30, 2005.
     Mike Malone, Vice President—Finance, Chief Financial Officer and Secretary of Polaris, stated, “We are pleased that we were able to enter into this new agreement with HSBC, a leader in the consumer credit industry. This new structure will allow Polaris to substantially reduce the risk associated with our retail credit program while maintaining the current income potential of the business. In addition, Polaris is no longer required to maintain the retail credit cash deposit on our balance sheet, and those funds will be available to pay down existing borrowings on our bank line of credit arrangement. We expect that this new structure will position Polaris for a strong and stable future in retail financial services as we concentrate on growing our powersports business.”

Exhibit 99.1
     “Since our relationship began in 2001, we’ve worked closely with Polaris to build a powerful, integrated retail credit program that helps drive vehicle and accessory sales,” said Richard Klesse, managing director of client relations for HSBC’s retail services business. “Revising our relationship allows us to focus on providing our proven financing expertise while Polaris focuses on generating additional growth from its powersports business.”
About Polaris
Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.
Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII”, and the Company is included in the S&P Small-Cap 600 stock price index.
About HSBC Retail Services
HSBC Retail Services is a leading issuer of private label, merchant branded, credit cards in the United States. This business provides flexible, customized credit card solutions for many of the world’s premier retailers and manufacturers and has over 60 active merchant relationships. For more information, visit www.hsbcretailservices.com.
About HSBC — North America
HSBC — North America comprises all of HSBC’s U.S. and Canadian businesses, including the former Household businesses. The company’s businesses serve more than 60 million customers in five key areas: personal financial services, consumer finance, commercial banking, private banking and corporate investment banking and markets. Financial products and services are offered under the HSBC, HFC and Beneficial brands. For more information, visit: www.hsbcusa.com.

Exhibit 99.1
Except for historical information contained herein, certain matters set forth in this news release with respect to Polaris are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; benefits from the retail credit relationship with HSBC; environmental and product safety regulatory activity; effects of weather; higher commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.